EXHIBIT 99.2

Duff & Phelps Completes Acquisition of Pagemill Partners

NEW YORK, January 3, 2012—Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has successfully completed the acquisition of Pagemill Partners, a Silicon Valley-based investment banking and valuation services firm. The acquisition, which will enhance Duff & Phelps’ Mergers & Acquisitions practice and further develop the firm’s technology industry expertise, includes Pagemill’s team of 25 employees focused on advising global technology companies in the middle market and emerging organizations.

Terms of the transaction, which was originally announced on December 19, 2011, were not disclosed.

About Duff & Phelps
As a leading global financial advisory and investment banking firm, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC and Pagemill Partners, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF)

Investor Relations
Marty Dauer
+ 1 212 871 7700
investor.relations@duffandphelps.com

Media Relations
Alex Wolfe
+1 212 871 9087
alex.wolfe@duffandphelps.com